                                                                   EXHIBIT 10.18


                           PARAGON TRADE BRANDS, INC.
                           CONFIRMATION RETENTION PLAN
                            FOR TOP EIGHT EXECUTIVES
                          AND SUMMARY PLAN DESCRIPTION

         WHEREAS, Paragon Trade Brands, Inc. (the "Company") has filed a petition for reorganization under Chapter 11 of the Bankruptcy Code; and

         WHEREAS, the continued employment of executives of a company attempting to reorganize under Chapter 11 can be uncertain and unsettling; and

         WHEREAS, the Board of Directors of the Company has determined that it is essential and in the best interest of the Company, its creditors, and its shareholders to retain the services of certain executive employees of the Company and to ensure their continued dedication and efforts without undue concern for their personal financial and employment security; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company, its creditors, and its shareholders to provide additional financial incentive for certain executives of the Company to work toward and achieve a successful reorganization of the Company, and that a successful reorganization will only be achieved with substantial effort and time spent by certain executives of the Company;

         NOW, THEREFORE, in order to fulfill the above purposes, the following Confirmation Retention Plan has been developed and is hereby adopted.

                            I. ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company hereby establishes a plan to provide compensation to its top eight executives upon a successful reorganization and severance pay upon the loss of employment, known as the Confirmation Retention Plan for Top Eight Executives (the "Confirmation Retention Plan") as set forth in this document. This document shall also be the Summary Plan Description of the Confirmation Retention Plan.

                                 II. DEFINITIONS

         As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

         2.1 BOARD. The Board of Directors of Paragon Trade Brands, Inc. or its legal successor.

         2.2 BASE SALARY. The amount Executive is entitled to receive as salary on an annualized basis, excluding any incentive compensation, bonuses, or other benefits. In any calculation in this Plan in which Base Salary is used, the Base Salary shall be that of the Executive as of the date of calculation or as of the Effective Date, whichever is greater.
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         2.3 BANKRUPTCY COURT. The United States Bankruptcy Court for the
         Northern District of Georgia, Atlanta Division or such other Court as shall take jurisdiction over the Company's petition for reorganization.

         2.4 BOARD REQUESTED TERMINATION. An involuntary termination of employment of an Executive at the determination of the Board when Cause does not exist.

         2.5 CONFIRMATION BONUS FUNDS. The Confirmation Bonus Funds shall be determined individually for each Executive eligible to participate in this Confirmation Retention Plan. For each Executive, the Confirmation Bonus Funds shall be determined pursuant to the following formula:

                  a. The Executive's Base Salary shall be added to any amounts for which the Executive qualified under the Company's 1998 Bonus Plan, after consideration of Company performance in meeting the 1998 Bonus criteria, but before consideration of individual Executive performance for the 1998 Bonus Plan. This sum shall be called the "Earned Confirmation Bonus."

                  b. The Earned Confirmation Bonus shall be subject to enhancement based on the date the Bankruptcy Court confirms a plan of reorganization for the Company. The target date for such plan of reorganization is May 15, 1999. If a plan of reorganization is confirmed on or before May 15, 1999, the Earned Confirmation Bonus shall multiplied by a factor of
                           1.25. For each full month prior to May 15, 1999 that a plan of reorganization is confirmed by the Bankruptcy Court, the enhancement shall be increased by Ten Percent (10%), as shown below:






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
                     ----------------------------    ---------------------------
                       DATE OF CONFIRMATION OF         MULTIPLYING FACTOR FOR
                       PLAN OF REORGANIZATION          EARNED CONFIRMATION
                                                       BONUS

                     ----------------------------    ---------------------------
                       March 16, 1999 through          1.35
                       April 15, 1999

                     ----------------------------    ---------------------------
                       February 16, 1999 through       1.45
                       March 15, 1999

                     ----------------------------    ---------------------------
                       January 16, 1999 through        1.55
                       February 15, 1999

                     ----------------------------    ---------------------------
                       December 15, 1998               1.65
                       through January 15 1999

                     ----------------------------    ---------------------------
                       November 16, 1998               1.75
                       through December 15, 1998

                     ----------------------------    ---------------------------
                       October 16, 1998 through        1.85
                       November 15, 1998

                     ----------------------------    ---------------------------
                       September 16, 1998              1.95
                       through October 15, 1998

                     ----------------------------    ---------------------------
                       August 16, 1998 through         2.05
                       September 15, 1998

                  c. If a plan of reorganization is confirmed by the Bankruptcy Court after May 15, 1999, the Earned Confirmation Bonus shall be multiplied by the following factors:

                     ----------------------------    ---------------------------
                       DATE OF CONFIRMATION OF         MULTIPLYING FACTOR FOR
                       PLAN OF REORGANIZATION          EARNED CONFIRMATION
                                                       BONUS

                     ----------------------------    ---------------------------
                       May 16, 1999 through June       1.15
                       15, 1999

                     ----------------------------    ---------------------------
                       June 16, 1999 through July      1.05
                       15, 1999

                     ----------------------------    ---------------------------
                       On or after July 16, 1999       1.0




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                  d.       After application of the multiplying factor, the
                           bonus funds shall be called the "Confirmation Bonus."

         2.6 CAUSE. With respect to termination of an Executive's employment, "Cause" shall exist if (a) the Executive engages in an act of dishonesty or fraud in connection with rendering services to the Company; (b) the Executive engages in an act constituting willful misconduct or gross negligence and the Board, by two thirds (2/3) vote, terminates the employment of the Executive because of such act; (c) the Executive breaches a material obligation contained in Section 6 (Restrictive Covenant) or Section 7 (Nondisclosure of Confidential Information) of the Executive's Employment Agreement, or (d) the Executive is convicted of a criminal act that the Board, by two thirds (2/3) vote, determines constitutes Cause. As used in this paragraph, "Board" shall mean the Board excluding any members of the Board who are participants in this Confirmation Retention Plan.

         2.7 COMPANY. Paragon Trade Brands, Inc. or its legal successor.

         2.8 EFFECTIVE DATE. The adoption of this Plan by a majority of the Board or the approval of this Confirmation Retention Plan by the Bankruptcy Court, whichever is later.

         2.9 EXECUTIVE(S). The Executives participating in this Confirmation Retention Plan are:

         Bobby Abraham           Chief Executive Officer

         Dave Cole               President, Sales and Marketing

         Alan Cyron              Executive Vice President and Chief Financial
                                 Officer

         Rick Jezzi              Executive Vice President -- Operations,
                                 Technology and International

         Bob McClain             Executive Vice President -- Sales and Marketing

         Catherine Hasbrouck     Vice President, General Counsel and Secretary

         Kevin Higgins           Vice President -- Treasurer

         In addition, this Confirmation Retention Plan shall include a Chief Operating Officer to be subsequently hired and designated by the Board.

         2.10 PERMANENT DISABILITY. An Executive shall be deemed to have become permanently disabled for purposes of this Confirmation Retention Plan if the Board finds, upon the basis of medical evidence reasonably satisfactory to it, that the Executive is totally disabled, whether due to physical or mental condition, so as to be prevented from




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         engaging in further employment by the Company and that such disability will be permanent and continuous during the remainder of the Executive's life.

         2.11 TARGET BONUS. As used herein, for each Executive, a sum equal to the following percentage of the Executive's Base Salary:

         Bobby Abraham:                      60%

         Chief Operating Officer:            50%

         Dave Cole:                          50%

         Alan Cyron:                         50%

         Rick Jezzi:                         50%

         Bob McClain:                        50%

         Catherine Hasbrouck:                40%

         Kevin Higgins:                      40%

         2.12 RESIGNATION FOR GOOD REASON. A Resignation for Good Reason shall occur when the Executive resigns from employment after the occurrence of any of the following:

                  a. a change in the Executive's status, title, position or responsibilities (including reporting responsi-bilities) which, in the Executive's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with the Executive's Employment Agreement; or any action by the Company initiating removal of the Executive from or failure to reappoint or reelect him to positions the Executive occupies, except in connection with the termination of his employment for Cause, Permanent Disability, as a result of the Executive's Death, or as the result of a Board Requested Termination:

                  b.       a reduction in the Executive's Base Salary;

                  c. the Company's requiring the Executive (without the Executive's consent) to be based at any place outside a thirty-five (35) mile radius of the Executive's current place of employment, excluding any reasonably required travel on the Company's business;



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                  d.       the failure of the Company to (A) continue in effect
                           any material compensation or benefit plan in which the Executive is participating as of the time of the adoption of this Plan (except for any changes to or termination of this Plan as provided herein); or (B) provide the Executive with compensation and benefits at least equal (in terms of benefit levels and reward opportunities) to those provided for under each employee benefit plan, program and practice in effect as of the time of the adoption of this Plan (except for any changes to or termination of this Plan as provided herein);

                  e.       any material breach by the Company of this Plan;

                  f. any purported termination of the Executive's employment for Cause for which Cause does not exist.

                        III. CONFIRMATION BONUS BENEFITS

         3.1 PARTICIPATION. Each of the Executives shall be entitled to participate in the Confirmation Bonus portion of this Confirmation Retention Plan.

         3.2 PAYMENT OF THE CONFIRMATION BONUS. The Company shall be obligated to pay the Confirmation Bonus to the Executives upon confirmation of a reorganization plan by the Bankruptcy Court.

                  In order to receive any Confirmation Bonus, the Executive (i) must be an active employee of the Company on the date of the confirmation of a reorganization plan by the Bankruptcy Court; and (ii) must not have been terminated for Cause or have voluntarily resigned from employment on or before the date such Confirmation Bonus is paid. Notwithstanding the foregoing, if an Executive's employment with the Company is terminated by reason of death, retirement, or disability, as described in paragraph 5(b) of the Executive's Employment Agreement, or if the Executive is terminated by the Company for other than Cause, the Executive shall receive the Confirmation Bonus if such termination occurs no earlier than three (3) months before the confirmation of a plan of reorganization. Further, if the Executive's employment is terminated by reason of death, disability, or retirement, or if the Executive is terminated by the Company for other than Cause, more than three (3) months before the confirmation of a plan of reorganization, the Board shall award Executive, in its discretion, A pro rata share of the Confirmation Bonus.

                  The minimum aggregate Confirmation Bonus of Two Million Dollars ($2,000,000.00) shall be immediately paid in cash upon the consummation of the plan of reorganization. If the aggregate of all the Executives' Confirmation Bonuses exceeds Two Million Dollars ($2,000,000.00), the Board shall pay any or all of the aggregate amount in excess of Two Million Dollars ($2,000,000.00) in common stock in the Company, unless the Board determines, in its complete discretion, that it is fair and prudent to pay such amount in cash and elects to pay such amount in cash. The Board must make such election within ten (10) days following the consummation of the plan of


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
         reorganization, and shall thereafter distribute the remaining portions of the Confirmation Bonuses, in cash or stock, within twenty (20) days after the consummation of the plan of reorganization. The plan of reorganization shall provide for the authorization of the shares which may be issued under this clause and provide for the escrowing of cash sufficient to pay the Confirmation Bonus if the Board chose, in its discretion, to pay such amount in cash. If any portions of the Confirmation Bonuses are paid in stock:

                  a. Such stock shall immediately vest in the Executive, and shall be subject to the least restrictive limitations and restrictions on transfer, if any, that are imposed on stock issued pursuant to the confirmed plan of reorganization;

                  b. The stock will be distributed among the Executives in proportion to the amounts of their Confirmation Bonuses, so that each Executive receives an equal proportion of cash and stock; and

                  c. The Company shall provide a loan program to assist recipients of the restricted stock with tax liabilities arising from the vesting of the shares. Any such loans shall be secured only by the shares issued, and shall be for a term of at least twelve months. The remaining terms and conditions of such loan program shall be within the reasonable discre-tion of the Board, and shall require repayment on a pro rata basis upon sale of the stock by the Executive.

                             IV. SEVERANCE BENEFITS

              4.1 RIGHT TO SEVERANCE BENEFITS. An Executive shall be entitled to receive severance benefits from the Company upon a Board Requested Termination, Resignation for Good Reason, or upon a termination based on Permanent Disability or death of the Executive. No severance benefits shall be paid upon a termination for Cause or upon another voluntary termination of employment for any reason, except as described in paragraph 4.2 below.

              4.2 RIGHT TO SEVERANCE BENEFITS UPON EXECUTIVE INITIATED TERMINATION. The Executive shall be entitled to Severance Benefits if he or she initiates termination from employment only upon any of the following circumstances:

                  a. If the Company does not make an offer to the Executive of continued employment of at least one additional year during the tenth month after confirmation of a plan of reorganization; the Executive gives notice of intent to voluntarily terminate employment during the twelfth month after confirmation of a plan of reorganization; and the Executive's employment actually terminates no less than four weeks after giving such notice.

                  b. If the Company makes an offer to the Executive of continued employment of at least one additional year during the tenth month


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
                           after confirmation of a plan of reorganization, but such offer contains terms that would provide the Executive with the option to Resign for Good Reason if accepted, the Executive declines such offer no later than one year after the confirmation of the plan of reorganization; and the Executive's employment actually terminates no less than four weeks after declining the offer.

                  c. If the Company makes an offer to the Executive of continued employment of at least one additional year during the tenth month after confirmation of a plan of reorganization, and such offer contains terms of compensation, duties, or location of work that would not provide the Executive with the option to Resign for Good Reason if accepted; the Executive declines such offer no later than one year after the confirmation of the plan of reorganization; and the Executive's employment actually terminates no less than four weeks after declining the offer.

                  d.       a Resignation for Good Reason.

              4.3 AMOUNT OF SEVERANCE BENEFITS. When eligible under this Agreement, an Executive shall receive severance benefits in the amount of two times the Executive's Base Salary. However, if the Executive becomes eligible for severance benefits under paragraph 4.2(c) above, the Executive shall not receive, in the aggregate, Confirmation Bonus benefits under Article III above and severance benefits in excess of the sum of three times the aggregate of Base Salary plus the Target Bonus.

              4.4 PAYMENT OF THE SEVERANCE BENEFITS. Severance benefits shall be paid in a lump sum upon the last day of employment. However, if the Executive becomes eligible for severance benefits under paragraph 4.2(c) above, the Executive shall receive in a lump sum only the amount equal to one times the Executive's Base Salary upon termination of employment. The remainder of the severance benefits shall be paid in 12 equal installments, commencing no later than the last day of the first month after termination of employment, and such monthly payments shall each be reduced in an amount equal to the salary compensation received by the Executive due to other employment or independent consulting relationships during that month. In such circumstances, Executive shall report to the Company, on a monthly basis, the amount of salary compensation received due to other employment or independent consulting relationships.

              4.5 BENEFITS. If the Executive receives severance benefits, the Executive and the Executive's dependents shall be permitted to participate in the Company's life insurance, disability, medical, dental, and hospitalization benefits to the same extent, and at the same cost as, such benefits are available to other salaried employees of the Company, for two years following termination of employment.


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
                   V. DURATION, AMENDMENT AND PLAN TERMINATION

              5.1 DURATION AND TERMINATION. This Confirmation Retention Plan shall continue in effect until terminated by the Board, provided, however, that no termination of the Plan may be made that would result in a financial detriment to any of the Executives.

              5.2 AMENDMENT. The Plan may be amended by the Board, provided, however, that no amendment of the Plan may be made that would result in a financial detriment to any of the Executives. The form of amendment shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment has been approved by the Board.

                                VI. MISCELLANEOUS

              6.1 INDEMNIFICATION. If an Executive institutes any legal action in seeking to obtain or enforce any right provided by this Confirmation Retention Plan, and if the Executive is successful, the Company shall pay for all reasonable legal fees and expenses incurred by the Executive, provided that the Executive has given the Board thirty (30) days' written notice of intent to file the legal action.

              6.2 NO CONTRACT. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain any of the Executives as an employee, to change the status of Executive's employment, or to change any employment policies of the Company.

              6.3 SEVERABILITY. The invalidity or unenforceability of any provision of this Confirmation Retention Plan shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              6.4 CHOICE OF LAW. The validity, interpretation, construction and performance of this Confirmation Retention Plan shall in all respects be governed by the laws of the State of Georgia.

              6.5 CHOICE OF FORUM. Any action to enforce this Confirmation Retention Plan shall be brought in any state or federal court located in Atlanta, Georgia.

                              VII. PLAN PROVISIONS

              7.1 ADMINISTRATOR. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Plan Administrator"). The Plan Administrator is the named fiduciary under the Plan. In exercising fiduciary responsibilities, the Plan Administrator will have discretionary authority (a) to determine whether and to what extent Participants and beneficiaries are entitled to Plan benefits, and (b) to construe the Plan terms. The Plan Administrator will be deemed to have properly


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         exercised such discretionary authority unless the Plan Administrator has abused its discretion hereunder by acting arbitrarily and capriciously.

              7.2 INQUIRIES. Inquiries to the Plan Administrator should be addressed to:

                  Compensation Committee
                  Paragon Trade Brands, Inc.
                  180 Technology Parkway
                  Norcross, Georgia 30092

              7.3 PLAN SPONSOR. The sponsor of this Plan is Paragon Trade Brands, Inc. (the "Company"). The Company's employer identification number assigned by the Internal Revenue Service is 91-1554663. The Plan Number is 505.

              7.4 PLAN YEAR. The Plan Year ends on December 31. All records of the Plan are maintained on this Plan Year.

              7.5 TYPE OF PLAN. This is an employee welfare plan which provides severance pay benefits to eligible participants and their beneficiaries. The Confirmation Retention Plan is an unfunded plan. When severance pay benefits are payable under the terms of this Confirmation Retention Plan, the benefits are paid from the general assets of the Company. All Confirmation Retention Plan benefits are paid by the Company and no Participant contributions are required, except to continue participation in certain insurance benefits of the Company, as described in paragraph 4.5 above.

              7.6 LEGAL SERVICE. Any legal notices regarding this Plan should be sent to the Plan Administrator, who is the Chairman of the Company's Compensation Committee, at

              Paragon Trade Brands, Inc.
              180 Technology Parkway
              Norcross, Georgia 30092.

              7.7 CLAIMS PROCEDURE. An Executive may make a claim for benefits or participation to the Plan Administrator. This claim should be in the form of a letter stating why the Executive believes benefits should be paid and should include all facts and information the Executive wants the Plan Administrator to consider. The Executive will be advised of the acceptance or rejection of his or her claim within 90 days after the claim is received, unless special circumstances require an extension of time for processing the claim. If the Plan Administrator requires an extension, written notice of the extension will be furnished to the Participant prior to the end of the initial 90-day period. The extension will not exceed an dditional period of 90 days. The extension notice from the Plan Administrator will state the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a final decision.



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              In the event the Executive's claim is denied, it must be denied in writing and the denial must state in detail the specific reasons for the denial, the specific plan provisions upon which the denial is based, any additional material or information which the Executive may provide which would entitle him or her to the benefits claimed, and an explanation of why such material or information is necessary. The notice of denial must also explain the steps to be taken if the Executive or his or her beneficiary wishes to submit a claim for review. If notice of denial of the initial claim is not furnished within the time period allowed above, the Executive's claim will be deemed denied and the Executive may proceed to request a review of the denied claim.

              If the Executive chooses to submit a claim for review by the Plan Administrator, then within 60 days after the date the claim is denied, the Executive or his or her authorized representative must make a written request to the Plan Administrator for review. The Executive's request for review of a denied claim should include a statement of the reasons the claim should be allowed. The Executive or his or her representative may examine any documents the Plan Administrator has in its files and will use in reaching a decision, and the Executive may also submit additional written comments to the Plan Administrator which support the Executive's claim.

              The Plan Administrator will advise the Executive of the decision in writing within 60 days following receipt of the Executive's request for review, unless special circumstances require an extension of time for processing. If an extension is necessary, a decision will be made as soon as possible, but not later than 120 days after the Plan Administrator receives the Executive's request for review. If an extension of time for review is required because of special circumstances, written notice of the extension and the Plan Administrator's reasons for needing more time will be furnished to the Executive prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, as well as specific references to the plan provisions upon which the decision is based. The decision of the Plan Administrator will be final and will be subject to no further appeal or review.

              7.8 ERISA RIGHTS. This statement of ERISA rights is required by federal law and regulation. An Executive in this Plan is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

                  a. Examine, without charge, at the Company's office and at other locations, such as worksites, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

                  b. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.


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                  c. Receive a summary of the Plan's annual financial report.
         The Plan Administrator is required by law to furnish each Participant with a copy of this summary financial report.

                  d. Obtain a statement of your total Plan benefits. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

              In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including the Company or any other person, may fire an Executive or otherwise discriminate against an Executive in any way to prevent the Executive from obtaining a Plan benefit or exercising rights under ERISA. If the Executive's claim for a Plan benefit is denied in whole or in part, the Executive must receive a written explanation of the reason for the denial. The Executive has the right to have the Plan review and reconsider his or her claim. Under ERISA, there are steps an Executive can take to enforce the above rights. For instance, if an Executive requests materials from the Plan and does not receive them within 30 days, the Executive may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Executive up to $110 a day until the Executive receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

         If the Executive has a claim for benefits which is denied or ignored, in whole or in part, the Executive may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the Plan's money, or if an Executive is discriminated against for asserting his or her rights, the Executive may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Executive is successful, the court may order the person the Executive has sued to pay these costs and fees. If the Executive loses, the court may order the Executive to pay these costs and fees, for example, if it finds the claim is frivolous. If an Executive has any questions about the Plan, the Executive should contact the Plan Administrator. If the Executive has any questions about this statement or about his or her rights under ERISA, the Executive should contact the nearest area Field Office of the Pension and Welfare Benefits Administration, Department of Labor, noted in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.


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